Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the following below plans:

•                Amended and Restated 2011 Equity Incentive Plan

•                2021 Equity Incentive Plan

•                2021 Employee Stock Purchase Plan

of Braze, Inc. of our report dated June 23, 2021, with respect to the consolidated financial statements of Braze, Inc. included in its Registration Statement (Form S-1 No. 333-260428) as of January 31, 2020 and 2021 and for each of the two years in the period ended January 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 19, 2021